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                 CONSENT OF INDEPENDENT AUDITORS              Exhibit 23


The Board of Directors
Mid-America Bancorp:


We consent to incorporation by reference in the Registration Statements No. 2-92270, No. 2-99495, and No. 33-42989 on Forms S-8
of Mid-America Bancorp of our report dated January 20, 1995, relating to the consolidated balance sheets of Mid-America Bancorp and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the 1994 annual report to shareholders, which is incorporated by reference in the December 31, 1994 Form 10-K of Mid-America Bancorp.

Our report refers to changes in the methods of accounting for certain debt and equity securities in 1994 and income taxes in 1993.


Louisville, Kentucky               /s/ KPMG Peat Marwick LLP
March 22, 1995